True Leaf Receives Preliminary Subdivision Approval for
the Okanagan's First Cannabis Business Park

April 15, 2021 - Vernon, B.C. - True Leaf Brands Inc. ("True Leaf" or the "Company") (CSE: MJ) (OTC Pink: TRLFF) (FSE: TLAA) has received preliminary subdivision approval from the Village of Lumby for a first-of-its-kind Cannabis Business Park in the Okanagan Valley.

True Leaf's 40-acre parcel of land in Lumby is zoned for cannabis production. Through a phased approach, the Company plans to subdivide the property into 14 lots to offer land packages to regional micro-cultivators. This will create a hub for the craft cannabis community adjacent to the Company's existing operations at its True Leaf Campus grow facility.

"We are pleased to progress to the next phase of our plan to support micro-cultivators by creating a regional hub for the craft cannabis community," said True Leaf CEO Darcy Bomford. "In addition to in-house cannabis production and future offering of seed-to-shelf solutions for micro-cultivators, True Leaf is unlocking the tremendous value of this 40-acre property zoned for cannabis production."

Demand for industrial land in B.C.'s Central Interior region is high, with land in the Kelowna area valued at $1 million an acre. Lumby is an ideally situated alternative, just a 45-minute drive from the Kelowna airport.

Lumby Mayor Kevin Acton confirmed his support for the Company's plans: "The North Okanagan region has tremendous potential to support enterprises such as True Leaf's. I am pleased to see True Leaf's interest in building its business in the region and I'm excited to see this project progress to the next phase of planning."

The Company received preliminary subdivision approval for phase one, consisting of the grow facility site and three additional lots fronting Shuswap Avenue. The lots will be fully serviced with municipal water and power, ideal for micro-cultivators or other businesses looking for a home in the area. The Company is preparing full subdivision plans which it plans to submit within a few weeks and expects to begin marketing phase one this summer.

About the Company

True Leaf is a Licensed Producer of cannabis preparing to launch a program to provide seed-to-shelf solutions for micro-cultivators. The program will operate from the Company's 40-acre True Leaf Campus property in Lumby, B.C., Canada, and will provide a full suite of in-house production, processing, and packaging services to the burgeoning craft cannabis community.

To learn more, visit our website at www.trueleafbrands.com.

Investor Contact:

Darcy Bomford
Chief Executive Officer
Darcy@trueleafbrands.com
250.275.6063

Media Inquiries: media@trueleafbrands.com

Cautionary and Forward-Looking Statements

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